Exhibit 1.3

ORIX CORPORATION

SHARES, ETC. HANDLING REGULATIONS

CHAPTER I. GENERAL PROVISIONS

Article 1.    (Purpose)

Kind of Share Certificates to be issued by the Company and the handling of Company shares and stock acquisition rights and related commissions shall, pursuant to the Articles of Incorporation, be governed by these Regulations. Provided, however, that the treatment of substantial shareholders shall be governed by these Regulations as well as Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”).

Article 2.    (Administrator of the Register of Shareholders)

The Administrator of the Register of Shareholders, handling office and liaison offices of such administrator shall be as follows:

Administrator of the Register of Shareholders:	Mitsubishi UFJ Trust and Banking Corporation 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Office:	Securities Agency Department of Mitsubishi UFJ Trust and Banking Corporation, 4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Liaison Offices:	All branch offices in Japan of Mitsubishi UFJ Trust and Banking Corporation, and the main office and each branch in Japan of The Nomura Securities Co., Ltd.

Article 3.    (Kinds of Share Certificates)

1.    The share certificates to be issued by the Company shall be in nine (9) denominations of one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000), five thousand (5,000) and ten thousand (10,000) shares. Provided, however, that in relation to share certificates for shares less than one Unit, share certificates shall not be issued except pursuant to Article 23, Article 24, and in cases of re-issuance due to invalidation of share certificates.

2.    In relation to shares in the name of JASDEC, the Company may, notwithstanding the preceding paragraph, and at the request of the JASDEC, issue a share certificate in respect of a number of shares other than as provided for in the preceding paragraph.

Article 4.    (Matters to Be Indicated on Share Certificates)

The share certificates issued by the Company shall indicate the shareholder’s name, the date of issuance of the share certificates, and the date of incorporation of the Company, in addition to the matters provided by applicable laws and ordinances.

Article 5.    (Request, Notification, Etc.)

1.    All requests, notifications or applications in relation to matters that the Company delegated to the Administrator of the Register of Shareholders shall be made to the Administrator of the Register of Shareholders.

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2.    All requests, notifications or applications under these Regulations shall be made in the prescribed forms, and shall be impressed with the seal notified to the Company as provided for in Article 15.

3.    If requests, notifications or applications under these Regulations are made by an attorney, then a document evidencing the authority thereof shall be submitted, and if consent from a statutory curator or statutory assistant is required, then a document evidencing such consent shall be submitted.

4.    In relation to any request, notification or application under these Regulations, the Company may when it deems necessary request submission of certificates that the Company deems appropriate, or a guarantor, in addition to the procedures provided by these Regulations.

CHAPTER II. ENTRY TO OR RECORDATION ON

REGISTER of SHAREHOLDERS, ETC.

Article 6.    (Registration of Transfer of Shares)

1.    A request for entry to or recordation on the register of shareholders (hereinafter referred to as “Registration of Transfer of Shares”) shall be made by submitting a prescribed request form together with the relevant share certificates.

2.    For Registration of Transfer of Shares of shares that have been acquired by any means other than assignment, a document evidencing the acquisition shall be submitted, in addition to the procedure provided by the preceding paragraph. Provided, however, that if the relevant share certificates have not been issued, submission of such share certificates is not required.

Article 7.    (Registration of Share Transfer Specially Prescribed for by Laws or Regulations)

If it is necessary to comply with a special procedure provided by laws and regulations in connection with share transfers, a prescribed request form shall be submitted together with the relevant share certificates and a document evidencing completion of the procedure.

Article 8.    (Entry to or Recordation on Register of Substantial Shareholders)

The entry to or recordation on Register of Substantial Shareholders shall be made based on the notification from JASDEC concerning substantial shareholders and a substantial shareholder form provided by JASDEC.

Article 9.    (Aggregation)

If a shareholder entered or recorded on the Register of Shareholders and a substantial shareholder entered or recorded on the Register of Substantial Shareholders are found to be an identical person based on the address and name, then the numbers of shares of each such register shall be aggregated for the purpose of the exercise of the shareholder’s rights.

Article 10.    (Entry to or Recordation on Register of Stock Acquisition Rights)

A request for entry to or recordation on the Register of Stock Acquisition Rights shall be made by submitting a prescribed request form.

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CHAPTER III. PLEDGE AND TRUST

Article 11.    (Registration, Transfer and Cancellation of Pledge)

If the registration, transfer or cancellation of a pledge is requested in respect of shares, a prescribed request form signed jointly by the pledger and pledgee shall be submitted together with the relevant share certificates.

Article 12.    (Indication of Trust Property or Cancellation thereof)

If an indication of trust property or cancellation thereof with respect to shares is requested, the trustor and trustee shall submit a prescribed request form together with the relevant share certificates.

CHAPTER IV. NON-POSSESSION OF SHARE CERTIFICATES

Article 13.    (Application for Non-possession of Share Certificates)

In the event of an application for non-possession of share certificates, a prescribed application form shall be submitted together with the relevant share certificates. Provided, however, that if the relevant share certificates have not been issued, submission of such share certificates is not required.

Article 14.    (Request for Issuance of Share Certificates Placed in Non-Possession Status)

1.    If a shareholder who has previously made an application for non-possession of share certificates requests the issuance of those share certificates, a prescribed request form shall be submitted in respect of such request. Provided, however, that the issuance of share certificates less than one Unit may not be requested.

2.    With regard to the preceding paragraph, the Company may request return of any notice of receipt of an application for not possessing share certificates that has been previously delivered or, alternatively, submission of written statement (undertaking), and request submission of receipt of share certificates.

CHAPTER V. NOTIFICATIONS

Article 15.    (Notification of Addresses, Names and Seal Impressions of Shareholders, etc.)

1.    Shareholders, substantial shareholders, registered share pledgees, or their legal representatives shall give notification of their addresses, names and seal impressions. Provided, however, that a foreigner may substitute his signature for the seal impression.

2.    In the event of any change in the matters referred to in the preceding paragraph, notification of such change shall be given.

Article 16.    (Notifications by Shareholders, etc. Residing in Foreign Countries)

1.    Shareholders, substantial shareholders, registered share pledgees or their legal representatives who are residing in foreign countries shall, in addition to the procedures prescribed in the preceding Article, appoint a standing proxy who is resident in Japan, or determine a mailing addresses for receipt of notices in Japan, and shall give notification thereof.

2.    The provisions of the preceding Article shall apply mutatis mutandis to replacement of a standing proxy.

Article 17.    (Representative of Legal Entity)

1.    In the event that the shareholder or substantial shareholder is a legal entity, it must provide notice identifying one (1) representative.

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2.    In the event such representative is replaced, a prescribed notification form shall be submitted together with a document evidencing such replacement.

Article 18.    (Representative of Joint Shareholders)

Shareholders or substantial shareholders who jointly own shares shall appoint one (1) representative and provide notification regarding this representative. In the event such representative is replaced, the notification provisions of this Article shall apply.

Article 19.    (Amendment of Register of Shareholders, Register of Substantial Shareholders and Share Certificates)

In the event the Register of Shareholders, the Register of Substantial Shareholders or share certificates are amended for any of the following reasons, a prescribed notification shall be submitted together with documents evidencing such reason. Provided, however, that if the relevant share certificates have not been issued or in the case of amendment of Register of Substantial Shareholders, submission of such share certificates is not required:

(1) change of family name or given name;

(2) appointment, change or cancellation of a legal representative such as a person having parental authority, a guardian, etc.;

(3) change of trade name or name of a legal entity; and

(4) change in organization of a legal entity.

Article 20.    (Notification Method for Substantial Shareholders)

When a substantial shareholder or their legal representative provides notification under this chapter, the notification must be done through a participant in JASDEC (hereinafter referred to as “Participant”). Provided, however, that this provision does not apply to changes of only the notified seals.

Article 21.    (Notification Method for Stock Acquisition Rights Holder)

In the event of a change in the matters notified in relation to stock acquisition rights holders, notification thereof must be submitted.

CHAPTER VI. REISSUANCE OF SHARE CERTIFICATES

Article 22.    (Reissuance Due to Division or Consolidation)

If the issuance of new share certificates is requested due to division or consolidation of share certificates, a prescribed request form shall be submitted together with the relevant share certificates. Provided, however, that the issuance of share certificates less than one Unit due to division and consolidation of share certificates may not be requested.

Article 23.    (Reissuance Due to Defacement or Mutilation)

In the event that the issuance of new share certificates is requested due to defacement or mutilation of share certificates, a prescribed request form shall be submitted together with the relevant share certificates.

However, if it is difficult to discern whether or not the share certificates in question are genuine, the provisions of Chapter VII shall apply.

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Article 24.    (Re-issuance Due to Full Columns)

In the event the columns indicating shareholders’ names on a share certificate become full, the Company shall collect such share certificate and issue a new share certificate.

CHAPTER VII. REGISTRATION OF LOST SHARE CERTIFICATES, ETC.

Article 25.    (Request for Registration of Lost Share Certificates)

When requesting registration of lost share certificates, a prescribed request form shall be submitted together with documents evidencing such person’s acquisition of such share certificates, and that such share certificates were lost and documents identifying such person. Provided, however, that when a registered shareholder requests for registration of lost share certificates, documents evidencing such person’s acquisition of such share certificates and that identifying such person need not to be submitted.

Article 26.  (Application for Cancellation by Registrant of Lost Share Certificate)

In the event that the registrant of the lost share certificates applies for the cancellation of the registration provided in the preceding paragraph, such person shall submit a prescribed application form.

Article 27.    (Application for Cancellation by Share Certificate Holder)

When the holder of share certificates registered as lost share certificates applies for cancellation of the registration of lost share certificates, the relevant share certificates and documents identifying such person shall be submitted together with the prescribed application form. Provided, however, that when the shareholder or a registered share pledges files an application, documents identifying such person need not to be submitted.

Article 28.    (Application Mutatis Mutandis Regarding Notifications)

When a registrant of the lost share certificates changes any entries or recordation in the Register of Lost Share Certificates, the provisions of Article 15 through Article 19 shall be applied mutatis mutandis.

CHAPTER VIII. PURCHASE OF SHARE LESS THAN ONE UNIT

Article 29.    (Method of Request for Purchase)

1.    When a shareholder requests that the Company purchase share less than one Unit, a prescribed request form shall be submitted together with the relevant share certificates. Provided, however, that if the relevant share certificates have not been issued, submission of such share certificates is not required.

2.    In the event that a substantial shareholder makes a request under the preceding paragraph, a prescribed request form shall be submitted through the Participant and JASDEC.

3.    A shareholder who made a request under the Paragraph 1 may not withdraw such request.

Article 30.    (Determination of Purchase Price)

1.    The per share purchase price of shares less than one Unit shall be the closing price of the Company shares as quoted by the Tokyo Stock Exchange on the day when a request form for purchase is received by the handling office or the liaison office provided for in Article 2. Provided, however, that if no trading of the Company shares takes place on such day, then the purchase price shall be the price at which the Company shares are first traded subsequent to such day.

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2.    The purchase price shall be determined by multiplying the per share purchase price pursuant to the preceding paragraph, by the number of such shares requested for purchase.

Article 31.    (Payment of Purchase Amount)

1.    Except when otherwise determined by the Company, the Company shall pay the purchase amount to the shareholder requesting purchase of such shares within six (6) business days starting from the day following the day on which the purchase price was determined.

2.    In case of the preceding paragraph, if the purchase price includes payment for rights such as distribution of dividends from retained earnings and stock splits, then the purchase amount shall be paid prior to the record date.

Article 32.    (Transfer of Purchased Share)

The shares less than one Unit requested for purchase shall be transferred to the Company on the day that the payment provided in the preceding Article is made.

Article 33.    (Exceptional Rules for Foreign Currency Bonds with Requests for Purchase of Shares Less than One Unit)

1.    Handling of requests to purchase shares less than one Unit issued upon the exercise of conversion rights attached to convertible bonds issued by the Company outside Japan shall be governed by the provisions of the relevant agreement relating to the issue of the relevant bonds, if expressly prescribed in such agreement to the extent so provided.

2.    Handling of requests to purchase shares less than one Unit issued upon the exercise of new stock acquisition rights issued by the Company outside Japan, shall be governed by the provisions of the relevant agreement relating to the issue of the relevant new stock acquisition rights, if expressly prescribed in such agreement to the extent so provided.

CHAPTER IX. REQUEST FOR SALE OF SHARES LESS THAN ONE UNIT

Article 34.    (Method of Request for Sale)

1.    When a shareholder or a substantial shareholder who holds shares less than one Unit requests the Company to sell to it the number of shares necessary to make the number of shares less than one Unit held by it, equal to number of shares that constitute one Unit (hereinafter referred to as the “Request for Sale”), a prescribed request form shall be submitted together with the relevant share certificates and the estimated payment amount for the sale provided under the following Article. Provided, however, that if the relevant share certificates have not been issued, submission of such share certificates is not required.

2.    Handling of Request for Sale by substantial shareholders shall be in accordance with rules prescribed by JASDEC.

3.    Shareholders or substantial shareholders who made request under Paragraph 1 may not withdraw such request.

Article 35.    (Estimated Payment Amount for Sale)

1.    Estimated payment amount for the sale shall be an amount determined by multiplying the closing price of the Company’s shares as quoted by the Tokyo Stock Exchange on the business day immediately preceding the day when Request for Sale is made (if no trading of the Company shares takes place on such day, then the closing

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price of the Company shares on the closest trading day preceding such day), by the number of shares subject to the Request for Sale, multiplied by 1.3 and any amount less than one thousand (1,000) yen resulting from such calculation shall be rounded up to the next thousand yen.

Article 36.    (Limitation of Request for Sale)

If the total number of shares subject to Request for Sale on any one day exceeds the number of the treasury shares that the Company holds for the Request for Sale, none of the Request for Sale shall be effective.

Article 37.    (Determination of Sale Price)

1.    The sale price per share of shares less than one Unit shall be the closing price of the Company shares as quoted by the Tokyo Stock Exchange on the day when a Request for Sale form, share certificate and estimated payment amount for the sale provided for in Article 34, Paragraph 1 are delivered to the handling office or the liaison office provided for in Article 2. Provided, however, that if no trading of the Company shares takes place on such day, then the sale price shall be the price at which the Company shares are first traded subsequent to such day.

2.    The sale price shall be determined by multiplying the sale price per share persuant to the preceding paragraph, by the number of such shares subject to the Request for Sale.

Article 38.    (Suspension of Acceptance of Request for Sale)

1.    The Company shall suspend acceptance of any Request for Sale during the period commencing twelve (12) business days preceding the relevant record date and ending on the record date.

2.    In addition to the preceding paragraph, the Company may suspend acceptance of Request for Sale as it deems necessary.

Article 39.    (Receipt of Payment for Sale)

1.    The Company shall receive the sale price portion of the estimated payment amount for sale within six (6) business days following the date on which the sale price is determined ( if a request in accordance with Paragraph 4 of this Article is made, following the date on which the insufficient amount was presented).

2.    In case of the preceding paragraph, if the sale price includes payment for rights such as distribution of dividends from retained earnings and stock splits, then the payment for sale shall be received by the record date.

3.    The balance of the estimated payment amount for sale after subtracting the payment for sale shall be returned to the shareholder concerned without delay after the payment for sale is received.

4.    If the estimated payment amount for sale is insufficient to cover the payment for sale, a request for the payment of the shortage shall be made to the person who made the Request for Sale, and the payment for sale shall be received within six (6) business days following the date on which the payment of the shortage was made. Provided, however, that if the payment of the shortage amount is not made within six (6) business days, inclusive of the day on which the request for the payment of the shortage was made to the person who made the Request for Sale, the Request for Sale shall become invalid.

Article 40.    (Transfer of Sale Shares)

Transfer of shares less than one Unit to the shareholder subject to the Request for Sale shall become effective on the day the payment for sale is received.

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Article 41.    (Issuance of Share Certificates)

Share Certificates shall be issued without delay for the shares that have become one Unit as a result of the Request for Sale and shall be delivered to the shareholder who made the Request for Sale. Provided, however, that this shall not be applied in the event a substantial shareholder makes the Request for Sale.

Article 42.    (Exceptional Rules for Foreign Currency Bonds with Requests for Sale of Shares Less than One Unit)

The provisions of Article 33 shall be applied mutatis mutandis in the event of sale of the shares less than one Unit.

CHAPTER X. METHOD FOR EXERCISE OF SHAREHOLDER’S RIGHTS

Article 43.    (Method for Exercise of Shareholder’s Rights)

1.    When a shareholder exercises, pursuant to relevant laws and ordinances, his/her rights including requesting convocation of a General Meeting of Shareholders, requesting certain matters to be purposes for a General Meeting of Shareholders, or requesting notification to other shareholders of summary of proposed agenda which he/she intends to submit regarding matters that are purposes of a General Meeting of Shareholders, the shareholder must do so in writing, stamped with the notified seal provided for in Article 15. Provided, however, that this excludes cases where these Regulation provide otherwise.

2.    When the reason for proposal of agenda and proposed agenda, pursuant to the request provided in the preceding paragraph, is to propose election of directors, and the Company provides information regarding such candidates in the reference documents for the General Meeting of Shareholders, a summary shall be provided if the information exceeds 400 characters.

CHAPTER XI. COMMISSIONS

Article 44.    (Commissions)

There shall be no commissions charged with respect to the handling of the Company shares.

Supplementary Provisions

1.    Amendments to these Regulations shall be made by resolution of the Investment and Credit Committee. Provided, however, that if the content is insignificant or if revision of words and phrases are required, as a matter of course, due to amendments of other regulations and provisions, the General Manager of Human Resources & Administration Headquarters is enabled to do so after a consultation with the executive officer in charge of the Legal Department.

2.    These Regulations shall become effecting as of March 6, 1995.

3.    These amendments to the Regulations shall become effecting as of December 1, 1999.

4.    These amendments to the Regulations shall become effecting as of November 30, 2001.

5.    These amendments to the Regulations shall become effecting as of January 15, 2002.

6.    These amendments to the Regulations shall become effecting as of April 1, 2003.

7.    If the reissuance of share certificates is requested together with either the original or court certified copy of the judgment nullifying the right to such share certificates, after April 1, 2003, the share certificates that have become invalid by the judgment shall be reissued.

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8.    These amendments to the Regulations shall become effecting as of June 25, 2003.

9.    These amendments to the Regulations shall become effecting as of June 23, 2004.

10.    These amendments to the Regulations shall become effecting as of April 26, 2005.

11.    These amendments to the Regulations shall become effecting as of October 1, 2005.

12.    These amendments to the Regulations shall become effecting as of December 1, 2005.

13.    These amendments to the Regulations shall become effective as of June 20, 2006.

14.    The provisions of Article 33, Paragraph 1 shall become invalid and be deleted after March 15, 2007, and Paragraph 2 of the same Article shall become Paragraph 1. As of the amendment of the provisions of Article 33, this supplementary provision shall also become invalid and be deleted.

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